NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO Steve E. Tondera, Jr., CFO

HEI, INC. TO EXHIBIT COMBINED MICROELECTRONIC AND ADVANCED MEDICAL DEVICE CAPABILITIES

MINNEAPOLIS, Jun 3, 2003 /PRNewswire-FirstCall via COMTEX/ — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that the company will demonstrate its combined microelectronic packaging, high density interconnect, and advanced medical device development and manufacturing capabilities at the Medical Design and Manufacturing Conference and Exposition East 2003, Booth 1503, at the Jacob Javits Convention Center, New York, NY June 2-4, 2003.

“We are especially excited to demonstrate our Link-iT™ connectivity technology, a system which enables two-way patient-to-device-to-network communication,” states Mack Traynor III, President and CEO of HEI, Inc. “This technology is readily adaptable to new and existing devices and easily integrated into healthcare information systems. Link-iT™ draws on our considerable experience in medical devices and healthcare information as well as HEI’s strength in high-density electronics packaging. Both medical device and healthcare information OEMs are seeing real value from this solution.”

Also on exhibit is a wide range of microelectronics and flex interconnects for medical, hearing, communication, and RFID applications, along with therapeutic, diagnostic and biotechnology instrumentation.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division Advance Medical Division High Density Interconnect Division RF Identification and Smart Card Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 4801 north 63rd Street, Boulder CO 80301 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
Mack V. Traynor, CEO, or Steve E. Tondera, Jr., CFO, both of
HEI, Inc., +1-952-443-2500
http://www.heii.com